Exhibit 10.6

Summary of Board of Directors Compensation

          The members of the Board of Directors (the “Board”) of Tier Technologies, Inc., a California corporation (the “Company”), are reimbursed for reasonable travel expenses incurred in attending Board meetings.  In November 2003, the Board adopted a compensation plan for non-employee members of the Board, which became effective on January 28, 2004.  Under this plan, the Company pays each continuing non-employee member of the Board an annual retainer of $15,000, payable quarterly in arrears, and fees of $1,000 for each Board meeting attended and $500 for each Committee meeting attended.  In October 2004, the Board adopted a revision of this plan, which will become effective on February 8, 2005.  Pursuant to this revision, the Chairman of the Audit Committee will receive an annual retainer of $20,000, payable quarterly in arrears, and each member of the Audit Committee will receive fees of $1,000 for each Audit Committee meeting attended.

          Effective January 28, 2004, each non-employee member of the Board shall receive a grant, upon their initial election by the shareholders, or an annual grant, upon their re-election, as the case may be, of a fully vested option to purchase 20,000 shares of Class B Common Stock under the Company’s Amended and Restated 1996 Equity Incentive Plan (the “1996 Plan”).

          The exercise price of options granted to the directors is 100% of the fair market value of the Class B Common Stock on the date of the option grant.  Options granted to non-employee directors are typically fully vested on the date of grant.  The term of options granted to non-employees is ten years.  In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, at the sole discretion of the Board and to the extent permitted by applicable law (i) any surviving corporation shall assume all stock awards under the 1996 Plan, or shall substitute similar stock awards for those outstanding under the 1996 Plan, (ii) the time during which such stock awards may be exercised shall be accelerated and the stock awards terminated if not exercised prior to such event, or (iii) such stock awards shall continue in full force and effect.